Exhibit 5.1

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

(615) 742-6200

June 3, 2013

Corrections Corporation of America

10 Burton Hills Boulevard

Nashville, Tennessee 37215

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-4 (the “Registration Statement”) filed by Corrections Corporation of America (the “Company”) with the Securities and Exchange Commission (the “Commission”) and relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $325,000,000 aggregate principal amount of the Company’s 4.125% senior notes due 2020 (the “Exchange Notes”) that are to be guaranteed on a senior unsecured basis by the subsidiaries of the Company listed on Schedule I attached hereto (the “Guarantors”) (the Guarantors organized under the laws of Tennessee set forth on Schedule I attached hereto being collectively referred to herein as the “Tennessee Guarantors” and the Guarantor organized under the laws of Delaware set forth on Schedule I attached hereto being referred to herein as the “Delaware Guarantor”). The Exchange Notes are to be issued pursuant to an indenture (the “Indenture”), dated as of April 4, 2013, by and among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

The Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 4.125% senior notes due 2020 in accordance with the terms of a Registration Rights Agreement, dated as of April 4, 2013, among the Company, the Guarantors, and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, as representative of the parties named therein as the Initial Purchasers (the “Registration Rights Agreement”).

In rendering our opinions herein, we have relied with respect to factual matters, upon the Officers’ Certificate (defined below), statements and representations of representatives of the Company and the Guarantors and certificates of public officials referred to below. In addition thereto, we have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

(i) the articles of organization and operating agreement for each Tennessee Guarantor;

(ii) the certificate of formation and limited liability company agreement for the Delaware Guarantor;

June 3, 2013

(iii) the certificate with respect to various factual matters signed by officers of the Company and dated the date of this opinion (the “Officers’ Certificate”);

(iv) the Registration Rights Agreement;

(v) the Indenture;

(vi) the form of guarantees of Exchange Notes;

(vii) the form of Exchange Notes; and

(viii) the Registration Statement.

In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We have assumed that all documents we have reviewed are the valid and binding obligations of and enforceable against the parties thereto and the due authorization, execution and delivery of all documents by all of the parties thereto (other than the Tennessee Guarantors and the Delaware Guarantor) where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

We have assumed that (i) all executed written factual statements, instruments, and other documents that we have relied upon in rendering this opinion have been executed by persons with legal capacity to execute such documents, (ii) all deliveries required to be made as a condition precedent to the obligations of the Company or the Guarantors by the Indenture have been made or that appropriate parties have lawfully waived such delivery, and (iii) the Trustee or an authenticating agent for the Trustee will duly authenticate the Exchange Notes pursuant to the Indenture. Except as expressly set forth in this letter, we have made no independent investigation or inquiry as to the accuracy or completeness of any representation, warranty, data, certificate or other information, written or oral, made or furnished to us in connection with the transactions contemplated by the Registration Statement.

The opinions expressed herein are limited in all respects to the laws of the State of Tennessee and the Delaware Limited Liability Company Act and no opinion is expressed with respect to (i) the federal laws of the United States of America or laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein, (ii) the bylaws, rules or regulations of the Financial Industry Regulatory Authority, Inc. or (iii) the securities or “blue sky” laws of any jurisdiction. We are not rendering any opinion, and we are not providing any assurance, as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

We have not undertaken any independent investigation to determine the existence or absence of facts, and no inference as to our knowledge of the existence or absence of any such facts should be drawn from the fact of our representation of the Company, the Tennessee Guarantors or the Delaware Guarantor. Without limiting the foregoing, we have not searched any electronic databases or the dockets of any court, administrative body or regulatory or government agency or any other filing office in any jurisdiction.

June 3, 2013

With regard to our opinions in paragraphs 1 and 4 below with respect to the Tennessee Guarantors’ and the Delaware Guarantor’s good standing, we have based our opinions solely upon examination of the certificates of good standing issued by the Tennessee Secretary of State and the Delaware Secretary of State as of a recent date.

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:

(1) Each Tennessee Guarantor is validly existing as a limited liability company in good standing under the laws of the State of Tennessee.

(2) Each Tennessee Guarantor has the limited liability company power to execute, deliver and perform its obligations under the Indenture, including its guarantee of the Exchange Notes.

(3) The execution and delivery by each Tennesse Guarantor of the Indenture and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indenture, have been duly authorized by each Tennessee Guarantor.

(4) The Delaware Guarantor is validly existing as a limited liability company in good standing under the laws of the State of Delaware.

(5) The Delaware Guarantor has the limited liability company power to execute, deliver and perform its obligations under the Indenture, including its guarantee of the Exchange Notes.

(6) The execution and delivery by the Delaware Guarantor of the Indenture and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indenture, have been duly authorized by the Delaware Guarantor.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for your benefit in connection with the matters addressed herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Bass, Berry & Sims PLC

Schedule I

Guarantors

Name of Guarantor	State of Organization
CCA Health Services, LLC	Tennessee
CCA International, LLC	Delaware
CCA of Tennessee, LLC	Tennessee
CCA TRS, LLC	Maryland
Prison Realty Management, LLC	Tennessee
Technical and Business Institute of America, LLC	Tennessee
TransCor America, LLC	Tennessee